Exhibit (a)(5)(ii)

For Immediate Release

CONTACTS:

Investors/Media:	Investors:	Media:
Keri Mattox	Jonathan Neely	Heather Zoumas-Lubeski
(484) 216-7912	(484) 216-6645	(484) 216-6829

Auxilium Announces Fundamental Change and Make-Whole Fundamental Change Relating to Outstanding Convertible Senior Notes

CHESTERBROOK, Pa., Feb. 3, 2015—Auxilium Pharmaceuticals, Inc. (“Auxilium”) today announced that it has delivered a notice to holders of its 1.50% convertible senior notes due 2018 (the “Notes”), pursuant to the indenture governing the Notes (as supplemented, the “Indenture”), notifying holders that, as a result of each of the merger (the “Merger”) contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of November 17, 2014, among Auxilium, Endo International plc (“Endo”), Endo U.S. Inc. and Avalon Merger Sub Inc., and the termination of trading of Auxilium common stock on NASDAQ, a “Fundamental Change” and a “Make-Whole Fundamental Change,” each as defined in the Indenture, has occurred effective as of January 29, 2015.

As a result of the Fundamental Change, holders of the Notes have the right to convert their Notes, at any time until March 5, 2015 (the “Fundamental Change Purchase Date”), subject to the terms and conditions of the Indenture. As a result of the Merger, which constitutes a “Share Exchange Event,” as defined in the Indenture, subject to the terms and conditions of the

Indenture, the Notes are convertible into cash and/or any such stock, other securities or other property or assets that a holder of Auxilium common stock would have been entitled to receive upon consummation of the Merger, based on the weighted average of cash and Endo ordinary shares received by the holders of Auxilium common stock that affirmatively made an election in connection with the Merger. As a result of elections made in connection with the Merger, the weighted average consideration attributable to one share of Auxilium common stock consists of $9.88 in cash and 0.3430 Endo ordinary shares (a “unit of Reference Property”). Accordingly, as a result of the Share Exchange Event, holders of the Notes have the right to exchange their Notes, subject to the terms of the Indenture, into $408.83 in cash and 14.1918 Endo ordinary shares per $1,000 aggregate principal amount of Notes (the “Reference Property”).

Because each of the completion of the Merger and the termination of trading of Auxilium common stock on NASDAQ also constitutes a “Make-Whole Fundamental Change” under the Indenture, if a holder of the Notes surrenders the Notes for conversion at any time from and including January 29, 2015, until March 4, 2015 (the “Make-Whole Conversion Period”), such holder would instead receive, subject to the terms and conditions of the Indenture, $425.61 in cash and 14.7745 Endo ordinary shares per $1,000 aggregate principal amount of Notes. A holder that elects to convert Notes after the Make-Whole Conversion Period, to the extent then convertible, would receive only the Reference Property.

Under the terms of the Indenture, Auxilium has the option to settle any conversions in the form of units of Reference Property, cash or a combination of cash and units of Reference Property. Auxilium has elected to settle conversions of Notes solely in the form of units of Reference Property.

In connection with the completion of the Merger, on January 29, 2015, Auxilium and Endo entered into a supplemental indenture with Wells Fargo Bank, National Association, as trustee (the “Trustee”), pursuant to which, among other things, the right of holders of the Notes to convert each $1,000 principal amount of Notes into cash and/or shares of Auxilium common stock was changed into the right to convert such principal amount of Notes into the Reference Property.

In addition, in connection with the completion of the Merger and pursuant to the terms of the Indenture, Auxilium has commenced a tender offer (the “Notes Tender Offer”) to repurchase, at the option of each holder of Notes, any and all of the Notes. Pursuant to the terms of the Notes Tender Offer and the Indenture, each holder of Notes has the right, subject to certain conditions, at such holder’s option, to require Auxilium to purchase for cash all of such holder’s Notes, or any portion of the principal thereof that is equal to $1,000 principal amount or an integral multiple of $1,000 principal amount, on the Fundamental Change Purchase Date. This repurchase right is separate from the right of holders of Notes to convert their Notes as described above. Auxilium will purchase such Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date.

Tenders of the Notes must be made prior to 5:00 p.m., New York City time, on the business day prior to the Fundamental Change Purchase Date, and may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Fundamental Change Purchase Date through compliance with the proper withdrawal procedures outlined in the Fundamental Change Purchase Right Notice, Notice of Right to Convert and Notice of Entry into Supplemental Indenture and Offer to Repurchase to Holders Of 1.50% Convertible Senior Notes Due 2018 dated February 3, 2015 (the “Offer to Purchase”). The Trustee has informed Auxilium that, as of February 2, 2015, all Notes are held through The Depository Trust Company (“DTC”) and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase or conversion must be delivered through the rules and procedures of DTC.

Holders should review the Offer to Purchase carefully and consult with their own financial and tax advisors. None of Auxilium, Endo or any of their respective affiliates, their respective boards of directors, employees, advisors or representatives, the trustee, the paying agent or the conversion agent are making any representation or recommendation to any holder as to whether or not to tender or refrain from tendering their Notes in the Notes Tender Offer, or to exercise their conversion rights (if at all).

The paying agent and conversion agent for the Notes Tender Offer is Wells Fargo Bank, National Association, MAC N9303-121, PO Box 1517, Minneapolis, Minnesota 55480, Attn: Corporate Trust Operations. The Offer to Purchase detailing the purchase option and the conversion rights is being sent by the Trustee on behalf of Auxilium to DTC as sole record owner of the Notes.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL THE NOTES. THE NOTES TENDER OFFER IS BEING MADE ONLY PURSUANT TO A TENDER OFFER STATEMENT (INCLUDING THE OFFER TO REPURCHASE AND RELATED MATERIALS) THAT AUXILIUM WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND THEREAFTER DISTRIBUTE TO ITS NOTEHOLDERS. NOTEHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE TENDER OFFER STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE NOTES TENDER OFFER. AFTER AUXILIUM FILES THE TENDER OFFER STATEMENT WITH THE SEC, NOTEHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS THAT AUXILIUM FILES WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV OR BY CONTACTING AUXILIUM AT (484) 321-5900. NOTEHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE NOTES TENDER OFFER.

Forward-Looking Statements

Auxilium cautions you that statements included in this announcement that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Auxilium’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. Certain of these factors are discussed in more detail under “Risk Factors” and elsewhere in Auxilium’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 28, 2014. Auxilium assumes no obligation to update any forward-looking statement included in this announcement to reflect events or circumstances arising after the date on which it was made.

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